EXHIBIT 2.2



                               ARTICLES OF MERGER
                                       OF
                            MT ACQUISITION SUB, INC.
                                      INTO
                          MOVIETIME ENTERTAINMENT, INC.



        Pursuant to the provisions of Sections 607.1101 and 607.1105 of the Florida Business Corporation Act, MT ACQUISITION SUB, INC., a Florida corporation ("MT SUB"), and MOVIETIME ENTERTAINMENT, INC., a Florida corporation (the "Survivor"), adopt the following Articles of Merger for the purpose of merging MT SUB with and into the Survivor (the "Merger").

        FIRST: The Agreement and Plan of Merger (the "Plan of Merger") is attached hereto as Exhibit A.

        SECOND: The Merger shall become effective upon the filing of these Articles of Merger with the Department of State of the State of Florida.

        THIRD: The Plan of Merger was adopted by the Board of Directors and the shareholders of each of MT SUB and the Survivor by unanimous written consent in accordance with the provisions of Section 607.1103 of the Florida Business Corporation Act as of August 26, 1996.

        IN WITNESS WHEREOF, these Articles of Merger have been executed on behalf of the parties hereto as of the ___ day of August, 1996.


                                            MT ACQUISITION SUB, INC.



                                            By:/s/ BRAD KRASSNER
                                               --------------------------------
                                                   Brad Krassner, Chairman


                                            MOVIETIME ENTERTAINMENT, INC.



                                            By:/s/ BRAD KRASSNER
                                               --------------------------------
                                                   Brad Krassner, Chairman